EXHIBIT 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

 (Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended March 31,
	2013	2012
Interest income	$8,076	7,731
Interest expense	1,098	1,322
Net interest income	6,978	6,409
Provision for loan losses	149	215
Net interest income after provision	6,829	6,194
Non-interest income	2,507	2,336
Non-interest expense	7,091	5,448
Income before income taxes	2,245	3,082
Provision for income taxes	517	805
Net income	$1,728	2,277

Dividends per common share	$0.16	0.16

Earnings per common share:
Basic	$0.23	0.34
Diluted	0.23	0.34

Average shares outstanding:
Basic	7,513,101	6,706,295
Diluted	7,610,626	6,773,451

Selected Financial Ratios
Return on average assets	0.76%	1.15%
Return on average equity	7.51%	11.56%
Dividend payout ratio	69.57%	47.06%
Net interest margin (tax equivalent)	3.53%	3.69%

Selected Balance Sheet Items	March 31, 2013	December 31, 2012
Investment securities	$304,350	276,970

Loans	549,667	453,783
Less allowance for loan losses	3,404	3,437
Net loans	546,263	450,346

Total assets	946,404	788,637
Total deposits	820,870	671,471
Short-term borrowings	11,609	13,756
Long-term debt	13,128	13,705
Total shareholders’ equity	94,204	82,006

Shares outstanding at period end	7,625,760	6,731,900

Book value per share	$12.35	12.18
Tangible book value per share	10.14	11.29
Equity to assets ratio	9.95%	10.40%

Assets Under Management
LCNB Corp. total assets	$946,404	788,637
Trust and investments (fair value)	244,198	221,558
Loans serviced	87,710	71,568
Business cash management	6,473	6,673
Brokerage accounts (fair value)	102,428	96,424
Total assets managed	$1,387,213	1,184,860